360 Funds 485BPOS

Exhibit 99(d)(7)

INVESTMENT ADVISORY AGREEMENT

Between

360 Funds

and

Copper Place Global Capital, LLC

This INVESTMENT ADVISORY AGREEMENT is made as of July 17, 2024 360 Funds, a Delaware statutory trust (the “Trust”), and Copper Place Global Capital, LLC, a Washington limited liability company (the “Adviser”), located at 8504 NE 15th St., Clyde Hill, WA 98004.

RECITALS:

WHEREAS, the Trust is an open-end management company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series, each having its own investment objective or objectives, policies, and limitations;

WHEREAS, the Trust offers shares in the series named on Appendix A hereto (such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 1.3, being herein referred to as a “Fund,” and collectively as the “Funds”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940; and

WHEREAS, the Trust desires to retain the Adviser to render investment advisory services to the Trust with respect to each Fund in the manner and on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Services of the Adviser.
1.1	Investment Advisory Services.
1.1.1	Subject to the supervision of the Trust’s Board of Trustees (the “Board”), the Adviser shall regularly provide the Fund with investment research, advice, management, and supervision and shall furnish a continuous investment program for the Fund’s portfolio of securities and other investments. The Adviser shall determine what securities and other investments and instruments will be purchased, retained, sold, or exchanged by the Fund and what portion of its portfolio will be held in the various securities and other investments. The Adviser shall implement those decisions (including the execution of investment documentation and agreements), all subject to the provisions of the Trust’s Declaration of Trust and By-Laws (collectively, the “Governing Documents”), the 1940 Act and the applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”), interpretive guidance issued by the SEC staff, and any other applicable federal and state law. In providing the above services, the Adviser will follow the Fund’s investment objectives, policies, and restrictions and any other specific policies adopted by the Board and disclosed to the Adviser. The Adviser is authorized as the agent of the Fund to give instructions to the Fund’s custodian as to deliveries of securities and other investments and payments of cash for the account of the Fund. Subject to applicable provisions of the 1940 Act and direction from the Board, the investment program to be provided hereunder may entail investing all or substantially all of the Fund’s assets in one or more investment companies.
1.1.2	The Adviser will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant, or other financial intermediary selected by the Adviser under its policies and procedures and applicable law. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Fund or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities that the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict the Adviser’s authority regarding the execution of the Fund’s portfolio transactions provided herein.
1.1.3	The Trust hereby authorizes any entity or person associated with the Adviser or any sub-adviser retained by the Adviser pursuant to Section 9 of this Agreement, which is a member of a national securities exchange, to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv) provided the transaction complies with the Trust’s Rule 17e-1 policies and procedures.

1.2  Administrative Services. The Trust has engaged the services of an administrator. The Adviser shall provide such additional administrative services as reasonably requested by the Board or officers of the Trust; provided, that the Adviser shall not have any obligation to provide under this Agreement any direct or indirect services to Trust shareholders, any services related to the distribution of Trust shares, or any other services which are the subject of a separate agreement or arrangement between the Trust and the Adviser. Subject to the foregoing, in providing administrative services hereunder, the Adviser shall:

1.2.1  Office Space, Equipmen0 5.6pt 0 57ptt and Facilities. Provide such office space, office equipment and office facilities as are, in the Adviser’s sole discretion, reasonably adequate to fulfill the Adviser’s obligations hereunder.

1.2.2  Personnel. Provide, without remuneration from or other cost to the Trust, the services of individuals competent to perform the administrative functions, which are not performed by employees or other agents engaged by the Trust or by the Adviser acting in some other capacity pursuant to a separate agreement or arrangement with the Trust.

1.2.3  Agents. Provide reasonable assistance to the Trust in selecting and coordinating the activities of the other agents engaged by the Trust, including the Trust’s shareholder servicing agent, custodian, administrator, independent auditors and legal counsel.

1.2.4  Trustees and Officers. Authorize and permit the Adviser’s directors, officers and employees who may be elected or appointed as Trustees or officers of the Trust to serve in such capacities, without remuneration from or other cost to the Trust.

1.2.5  Books and Records. Assure that all financial, accounting and other records required to be maintained and preserved by the Adviser on behalf of the Trust are maintained and preserved by it in accordance with applicable laws and regulations.

1.2.6  Reports and Filings. Provide reasonable assistance in the preparation of (but not pay for) all periodic reports by the Fund to its shareholders and all reports and filings required to maintain the registration and qualification of the Funds and Fund shares, or to meet other regulatory or tax requirements applicable to the Fund, under federal and state securities and tax laws.

1.2	Additional Series. If the Trust establishes one or more series after the effectiveness of this Agreement (“Additional Series”), Appendix A to this Agreement may be amended to make such Additional Series subject to this Agreement upon the approval of the Board and the shareholder(s) of the Additional Series, in accordance with the provisions of the 1940 Act. The Trust or the Adviser may elect not to make any such series subject to this Agreement.
1.3	Change in Management or Control. The Adviser shall provide at least 30 days’ prior written notice to the Trust of any material change in the Adviser's ownership or management or any event or action that may constitute a change in “control,” as that term is defined in Section 2 of the 1940 Act. The Adviser shall also provide prompt notice of any change in the portfolio manager(s) responsible for the daily management of the Funds.
2.	Expenses.

The Adviser shall pay all of the expenses of each Fund, except for (i) the fee payment under this Agreement, (ii) any front-end or contingent deferred loads; (iii) brokerage fees and commissions, (iv) any Rule 12b-l fees, (v) acquired fund fees and expenses; (vi) fees and expenses associated with investments in other collective investment vehicles or derivative instruments (including for example option and swap fees and expenses); (vii) borrowing costs (such as interest and dividend expense on securities sold short); (viii) taxes; and (ix) extraordinary expenses, such as litigation expenses (which may include indemnification of Fund officers and Trustees, contractual indemnification of Fund service providers (other than the Adviser)).

3.	Advisory Fee

As compensation for all services rendered, facilities provided, and expenses paid or assumed by the Adviser under this Agreement, each Fund shall pay the Adviser on the last day of each month, or as promptly as possible thereafter, a fee calculated by applying a monthly rate, based on an annual percentage rate, to the Fund’s average daily net assets for the month. The annual percentage rate applicable to each Fund is set forth in Appendix A to this Agreement, as it may be amended in accordance with Section 1.3 of this Agreement. If this Agreement shall be effective for only a portion of a month with respect to a Fund, the aforesaid fee shall be prorated for the portion of such month during which this Agreement is in effect for the Fund.

4.	Proxy Voting

The Adviser will vote, or arrange to have voted, all proxies solicited by or with respect to the issuers of securities in which assets of a Fund may be invested from time to time. Such proxies will be voted in a manner that you deem, in good faith, to be in the best interest of the Fund and in accordance with your proxy voting policy. The Adviser agrees to provide a copy of its proxy voting policy to the Trust prior to the execution of this Agreement, and any amendments thereto promptly.

5.	Records
5.1	Tax Treatment. Both the Adviser and the Trust shall maintain, or arrange for others to maintain, the books and records of the Trust in such a manner that treats each Fund as a separate entity for federal income tax purposes.
5.2	Ownership. All records required to be maintained and preserved by the Trust pursuant to the provisions or rules or regulations of the Securities and Exchange Commission under Section 31(a) of the Act and maintained and preserved by the Adviser on behalf of the Trust are the property of the Trust and shall be surrendered by the Adviser promptly on request by the Trust; provided, that the Adviser may at its own expense make and retain copies of any such records.
6.	Reports to the Adviser

The Trust shall furnish or otherwise make available to the Adviser such copies of each Fund’s Prospectus, Statement of Additional Information, financial statements, proxy statements, reports and other information relating to its business and affairs as the Adviser may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

7.	Reports to the Trust

The Adviser shall prepare and furnish to the Trust such reports, statistical data, and other information in such form and at such intervals as the Board or Trust’s officers may reasonably request.

8.	Code of Ethics

The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Trust with a copy of the code and evidence of its adoption. The Adviser will provide to the Board at least annually or as more frequently reasonably requested by the Board or the Trust’s CCO a written report that describes any issues arising under the code of ethics since the last report to the Board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the Adviser has adopted procedures reasonably necessary to prevent “access persons” (as that term is defined in Rule 17j-1) from violating the code.

9.	Retention of Sub-Adviser

Subject to the Trust’s obtaining the initial and periodic approvals required under Section 15 of the 1940 Act, the Adviser may retain one or more sub-advisers, at the Adviser’s own cost and expense, for the purpose of managing the investments of the assets of one or more Funds of the Trust. Retention of one or more sub-advisers shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall, subject to Section 11 of this Agreement, be responsible to the Trust for all acts or omissions of any sub-adviser in connection with the performance of the Adviser’s duties hereunder.

10.	Services to Other Clients

Nothing herein contained shall limit the freedom of the Adviser or any affiliated person of the Adviser to render investment management and administrative services to other investment companies, to act as investment adviser or investment counselor to other persons, firms, or corporations, or to engage in other business activities.

11.	Limitation of Liability of Adviser and its Personnel

Neither the Adviser nor any director, manager, officer or employee of the Adviser performing services for the Trust at the direction or request of the Adviser in connection with the Adviser’s discharge of its obligations hereunder shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with any matter to which this Agreement relates, and the Adviser shall not be responsible for any action of the Trustees of the Trust in following or declining to follow any advice or recommendation of the Adviser or any sub-adviser retained by the Adviser pursuant to Section 9 of this Agreement; PROVIDED, that nothing herein contained shall be construed (i) to protect the Adviser against any liability to the Trust or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Adviser’s duties, or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement, or (ii) to protect any director, manager, officer or employee of the Adviser who is or was a Trustee or officer of the Trust against any liability of the Trust or its shareholders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office with the Trust. Without limiting the fiduciary and contractual responsibilities of the Adviser, the Trust acknowledges and agrees that the Adviser does not guarantee the future performance of the Fund or any specific level of performance, the success of any investment decision or strategy that the Adviser may use, or the success of the Adviser’s overall management of the Fund. The federal securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of such rights which the Trust or the Fund may have under federal securities laws.

12.	Effect of Agreement

Nothing herein contained shall be deemed to require the Trust to take any action contrary to Governing Documents or any applicable law, regulation, or order to which it is subject or bound. Further, nothing herein shall relieve or deprive the Trustees of their responsibility for and control of the conduct of the business and affairs of the Trust and its series.

13.	Term of Agreement

With respect to each Fund, the term of this Agreement shall begin as of the date and year upon which the Fund commences investment operations, and unless sooner terminated as hereinafter provided, this Agreement shall remain in effect for a period of two years. Thereafter, this Agreement shall continue in effect with respect to each Fund from year to year, subject to the termination provisions and all other terms and conditions hereof; PROVIDED, such continuance with respect to a Fund is approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Fund or by the Board as required by the 1940 Act and the rules and regulations thereunder. The Adviser covenants to furnish promptly to the Trust, its Board, or its officers any information as they may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment thereof.

14.	Entire Agreement; Amendment or Assignment of Agreement

This Agreement supersedes any other agreement between the parties with respect to the subject matter contained herein. This Agreement contains the entire understanding between the parties. Any amendment to this Agreement shall be in writing signed by the parties hereto; PROVIDED, that no such amendment shall be effective unless authorized (i) by resolution of the Board, including the vote or written consent of a majority of the Trustees who are not parties to this Agreement or interested persons of either party hereto, and (ii) by vote of a majority of the outstanding voting securities of the Fund affected by such amendment if required by applicable law. This Agreement shall terminate automatically and immediately in the event of its assignment.

15.	Termination of Agreement

Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to one or more Funds, without payment of any penalty:

(i)	By vote of the Board, including the vote or written consent of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of either party hereto, or by “vote of a majority of the outstanding voting securities” of the Fund (as defined in the 1940 Act), in each case, upon not more than 60 days’ written notice to the Adviser;
(ii)	By any party hereto upon written notice to the other party in the event of a breach of any provision of this Agreement by the other party if the breach is not cured within 15 days of notice of the breach; or
(iii)	By the Adviser upon 60 days’ written notice to the Trust.
16.	Use of Name
16.1	The Trust is named “360 Funds” and each Fund may be identified, in part, by as series of 360 Funds.
16.2	The Funds may use the name “Copper Place” or any derivative or variant thereof in connection with the name of the Funds, only for so long as this Agreement remains in effect. Upon termination of the Agreement, the Funds shall cease to use such a name or any other similar name. In no event shall the Funds use the name “Copper Place” or any derivative or variant thereof if the Adviser’s functions are transferred or assigned to a company over which the Adviser does not have control or with which it is not affiliated. If this Agreement is no longer in effect or Adviser’s functions are transferred or assigned to a company over which Adviser does not have control or with which it is not affiliated, the Funds shall use their best efforts to legally change its name by filing the required documentation with appropriate state and federal agencies.

17.	Declaration of Trust

The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust’s Declaration of Trust and agrees that the obligations assumed by the Trust or a Fund, as the case may be, pursuant to this Agreement shall be limited in all cases to the Trust or a Fund, as the case may be, and its assets, and the Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust. In addition, the Adviser shall not seek satisfaction of any such obligations from the Board or any Trustee. The Adviser understands that the rights and obligations of any Fund under the Declaration of Trust are separate and distinct from those of all other Funds. The Adviser further understands and agrees that no Fund of the Trust shall be liable for any claims against any other Fund of the Trust and that the Adviser must look solely to the assets of the pertinent Fund of the Trust for the enforcement or satisfaction of any claims against the Trust with respect to that Fund.

18.	Confidentiality
18.1	All records and other information relating to the Trust and the securities holdings of the Funds, and all communications between the Trust, its Board and officers, its agents and representatives, and the Adviser shall be treated as confidential and shall not be used by the receiving party or disclosed to any other person except as necessary for the receiving party to carry out its responsibilities set forth in this Agreement or except as (i) the disclosing party has approved the disclosure by the receiving party or (ii) such disclosure by the receiving party is required by law. Notwithstanding the foregoing, nothing will prevent or preclude either party from using or disclosing confidential information to its representatives, consultants, advisers, or other agents (“Representatives”) for legal, regulatory, and risk management purposes (including but not limited to internal or external audits, exams or reviews that may be conducted by such party, its affiliates or an applicable regulatory agency), provided that the disclosing party shall make any Representatives aware of the obligations of confidentiality under this Agreement and shall ensure compliance by such Representatives with this Section 18.
18.2	In addition, the Adviser and its officers, directors, members, and employees are prohibited from receiving compensation or other consideration for themselves or on behalf of a Fund because of disclosing the Fund’s portfolio holdings. The Adviser agrees that consistent with its code of ethics, neither the Adviser nor its officers, directors, members, or employees may engage in personal securities transactions based on nonpublic information about a Fund’s portfolio holdings.
19.	Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.

20.	Miscellaneous
20.1	Interpretation and Definition of Terms. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to the interpretation thereof, if any, by the United States courts, or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment” and “affiliated person,” as used in this Agreement shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, when any rule or regulation under the 1940 Act is modified, interpreted, or clarified by a rule, regulation, or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.
20.2	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

20.3	Execution in Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original but together shall constitute one and the same instrument. Any signatures may be delivered electronically via email or file transfer (in .pdf or other readable format).
20.4	Force Majeure. If any party is unable to perform its obligations or duties under the terms of this Agreement because of acts of God, strikes, riots, acts of war, equipment failures, power or other utility failures or damage or other cause reasonably beyond its control, such party shall not be liable for any and all losses, damage, costs, charges, counsel fees, payments, expenses or liability to any other party (whether or not a party to this Agreement) resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. This provision shall in no way excuse any party from any liability that results from the party’s failure to have in place appropriate and reasonable disaster recovery plans or business continuity plans designed to enable that party to perform its obligations and duties under this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

360 Funds

By:
Name	Randal K. Linscott
Title:	President

Copper Place Global Capital, LLC

By:
Name:	Cliff Remily
Title:	CEO

360 FUNDS

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Copper Place Global Dividend Growth ETF	0.88%